UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2015

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
On August 6, 2015, LoJack Corporation, or the Company, issued a press release setting forth the Company’s results of operations and financial condition for the quarter ended June 30, 2015. A copy of the Company’s press release is furnished as Exhibit 99.1. Concurrent with the issuance of the press release, an investor presentation was provided on the Company's website that accompanies the Company's conference call to discuss the results. A copy of the presentation is furnished as Exhibit 99.2.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 4, 2015, the Board of Directors of LoJack Corporation increased the size of its Board to ten and appointed Edward F. Davis as a director.  There are no family relationships between Mr. Davis and any director or executive officer of the Company, and Mr. Davis has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  The Company has not yet determined the Board committees on which Mr. Davis may sit.
Mr. Davis has been in law enforcement for 35 years and most recently served as the 40th Police Commissioner of the City of Boston from December 2006 until October 2013. Mr. Davis is currently the founder and CEO of Edward Davis, LLC, a full service security and consulting firm working with major corporations in the U.S. and abroad. Mr. Davis has also worked internationally on police issues in Singapore, London, Northern Ireland, Jordan and Israel. He earned a B.S. from New Hampshire College, a M.A. from Anna Maria College and has received Honorary Doctorates from Northeastern and Suffolk Universities and the University of Massachusetts Lowell.
Mr. Davis’s compensation will be consistent with that provided to all of the Company’s non-employee directors, which was most recently described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 30, 2015.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1    Press Release, dated August 6, 2015.
99.2    Investor Presentation, dated August 6, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date:	August 6, 2015	By:	/s/ KENNETH L. DUMAS
Kenneth L. Dumas
Senior Vice President, Chief Financial Officer and Treasurer